Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
Default Status Report
Pursuant to CSA Staff Notice 57-301
Tulsa, Oklahoma, May 15, 2007. American Natural Energy Corporation (the “Company”) (TSX Venture:ANR.U) is filing this Default Status Report pursuant to CSA Staff Notice 57-301 Failure to File Financial Statements on Time – Management Cease Trade Orders
(“57-301”) in respect of the Company’s inability to file its annual audited financial statements for the year ended December 31, 2006 (the “Annual Financial Statements”) by the deadline of April 30, 2007 as required by National Instrument 51-102 Continuous Disclosure Obligations. Further to the Company’s application under 57-301, on May 1, 2007, the British Columbia Securities Commission issued a cease trade order (the “Management Cease Trade Order”) restricting trading in the Company’s securities by specified insiders of the Company until the Company files the Annual Financial Statements and related annual filings. This Default Status Report is being filed to update the Company’s Notice of Default dated May 1, 2007 (the “Notice of Default”) as required by 57-301.

As a result of the factors noted in the Notice of Default, the Company has been unable to complete the Annual Financial Statements and related annual filings and plans to file the Annual Financial Statements and related annual filings prior to June 30, 2007. As a result of the delays in completing the Annual Financial Statements, the Company anticipates that it may be delayed in filing its interim financial statements for the three-months ended March 31, 2007 (the “Interim Financial Statements”) which are due by May 30, 2007. The Company expects to file the Interim Financial Statements approximately concurrently with the Annual Financial Statements.

There have been no other material changes to the information contained in the Notice of Default and the First Default Status Report nor is there any material information concerning the affairs of the Company that has not been generally disclosed.

The Company is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the ability of the Company to file financial statements and related filings. Investors are cautioned that any such forward-looking statements are not guarantees of the Company’s ability to make such filings and involve material risks and uncertainties. Important additional factors that could cause such differences are described in the Company’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.